SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    ☒    Filed by a party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under 240.14a-12
OPKO Health, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☒    No fee required
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total Fee paid:
☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

OPKO HEALTH, INC.
4400 Biscayne Blvd.
Miami, FL 33137

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2019

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 20, 2019 beginning at 10:00 a.m., Eastern Time. This year, the Annual Meeting will be a virtual meeting of stockholders held via live webcast, during which you will be able to vote your shares electronically and submit your questions. There will also be a listen-only conference call on which you will not be able to vote or submit questions. At the Annual Meeting, we will ask you:
1. To elect as directors the nine nominees named in the attached proxy statement for a term of office expiring at the 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified;
2. To approve an amendment to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of the common stock that may be issued from 750 million shares to 1 billion shares;
3. To take a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay”);
4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Holders of record of our common stock, par value $0.01 per share, at the close of business on Monday, April 22, 2019, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
Whether or not you plan to participate in the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone (before the Annual Meeting, and not on the listen-only conference call) or Internet or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it to the Company in the postage paid envelope provided. Should you participate in the live webcast, you may, if you wish, withdraw your proxy and vote your shares during the Annual Meeting on the Internet, but not on the listen-only conference call.

By Order of the Board of Directors,
Kate Inman
Secretary

Miami, Florida
April 26, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 20, 2019

The Proxy Statement and 2018 Annual Report are available at www.opko.com.

OPKO HEALTH, INC.

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
THURSDAY, JUNE 20, 2019

This proxy statement is being made available to you by the Board of Directors (the “Board”) of OPKO Health, Inc. (the “Company,” “OPKO,” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company on Thursday, June 20, 2019, beginning at 10:00 a.m., Eastern Time, and all adjournments thereof (the “Annual Meeting”). The 2019 Annual Meeting will be a virtual meeting of stockholders to be held as a live webcast over the Internet at www.virtualshareholdermeeting.com/OPK2019, along with a listen-only conference call. There will not be a physical meeting location. The meeting will be conducted via live webcast and a listen-only conference call by calling 1-877-328-2502 (Toll Free) or 1-412-317-5419 (International). However, please note that those using the dial-in number for the listen-only conference call will not be able to vote or submit questions. At the meeting, the items of business to be voted on are:

1.
To elect as directors the nine nominees named in this proxy statement for a term of office expiring at the 2020 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.
To approve an amendment to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of the common stock that may be issued from 750 million shares to 1 billion shares;

3.	To take a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay”);

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
Our Board has fixed the close of business on Monday, April 22, 2019, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 616,123,798 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our stockholders.
You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OPK2019. You also will be able to vote your shares electronically at the annual meeting. Stockholders will be able to listen, vote and submit questions from their home via the Internet or from any remote location with Internet connectivity. Stockholders will also be able to dial in to a listen-only conference call by calling 1-877-328-2502 (Toll Free) or 1-412-317-5419 (International), but those using the dial-in number will not be able to vote or submit questions. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. The meeting webcast and listen-only conference call will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin and the conference line will open at 9:45 a.m., Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting and listen-only conference call. If you encounter any difficulties accessing the virtual meeting and listen-only conference call prior to or during the meeting time, please call 1-855-449-0991 (Toll Free) or 1-720-378-5962 (International).
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to dial-in to the conference call or log in and ensure that they can hear audio prior to the start of the meeting.

If you wish to submit a question, you may do so in two ways. If you want to submit a question before the meeting, then beginning May 1, 2019 and until 11:59 p.m. on June 19, 2019, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Submit a Question” in the Question for Management section, type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/OPK2019, type your question into the “Ask a Question” field, and click “Submit.”
Questions submitted via the webcast only that are pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order and will not be answered. Additionally, the Company may not be able to answer multiple questions submitted by the same stockholder. Please note that no questions may be submitted via the listen-only conference call. Questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.opko.com, Investor Relations. The questions and answers will be available as soon as practicable after the meeting and will remain available until one week after posting.
If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 1‑855-449-0991 (Toll Free) or 1-720-378-5962 (International). Technical support will be available starting at 9:30 a.m. on June 20, 2019 and will remain available throughout the duration of the meeting.
A nominee for director will be elected to the Board if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee. The amendment to the Company’s Certificate of Incorporation will be approved if the holders of a majority of the shares of our common stock outstanding and entitled to vote at the Annual Meeting vote in favor of the proposal. In addition, the advisory vote on the Say on Pay proposal will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against the proposal. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee of the Board will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. The vote to ratify the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2019 will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.
The presence, in person via participation in the virtual meeting or by proxy, of holders of a majority of our outstanding common stock entitled to vote constitutes a quorum at the Annual Meeting. Those stockholders on our listen-only conference call will not be “present” for quorum purposes. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will have no effect on the election of directors, the amendment to the Certificate of Incorporation, or the Say on Pay proposal. Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received instructions from the beneficial owners or persons entitled to vote and (ii) the brokers, or nominees, do not have the discretionary voting power on a particular matter) will not be counted for the purpose of determining the existence of a quorum at the Annual Meeting and will have no effect on matters for which brokers or banks do not have discretionary authority. A broker does not have the discretion to vote on the election of directors, the amendment to the Certificate of Incorporation, or the non-binding advisory vote on the Say on Pay proposal. Thus, a broker non-vote will have no effect on the election of directors, the amendment to the Certificate of Incorporation, and the non-binding advisory vote on the Say on Pay proposal. A broker does have the discretion to vote on the ratification of the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2019, and, therefore, if the broker exercises its discretion to vote on the ratification of the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2019, it will have an effect on the vote.
Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us on the date of or prior to the Annual Meeting at our executive offices located at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary; (ii) execution of a subsequent proxy; (iii) participating and voting electronically at the Annual Meeting by completing a ballot online during the live webcast; or (iv) re-voting by telephone or by Internet prior to the meeting (only your latest telephone or Internet vote will be counted). Please note that you cannot use the listen-only conference call to revoke your proxy or to vote. Participation at the Annual Meeting will not automatically revoke your proxy. If your shares are held in the name of a broker or nominee, you must follow the instructions of your broker or nominee to revoke a previously given proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the common stock that may be issued from 750 million shares to 1 billion shares; (iii) FOR the approval of the Say on Pay proposal; (iv) FOR the proposal to ratify the appointment of Ernst & Young, LLP, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending December 31, 2019; and (v) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.
The Company has mailed this proxy statement and our Annual Report to Stockholders for our fiscal year ended December 31, 2018 (“fiscal 2018”) to our stockholders of record on April 22, 2019. If you hold shares of the Company by brokers or nominees, the Company has made these materials available to you on the Internet or, upon your request, by delivery of printed versions of these materials. These materials were first sent or made available to stockholders on or around April 26, 2019.
Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137.

Security Ownership of Certain Beneficial Owners and Management
The following table contains information regarding the beneficial ownership of our voting stock as of April 22, 2019 held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and nominees; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Compensation Table and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

Name and Address of Beneficial Owner	Class of Security	Amount and Nature Beneficial Ownership		Percentage of Class**
Directors and Named Officers:
Phillip Frost, M.D. CEO & Chairman of the Board	Common Stock	219,704,633	(1)	35.29%

Jane H. Hsiao, Ph.D., MBA Vice Chairman of the Board & Chief Technical Officer	Common Stock	31,355,051	(2)	5.07%

Steven D. Rubin Executive Vice President – Administration and Director	Common Stock	7,640,005	(3)	1.24%

Adam Logal Senior Vice President and Chief Financial Officer	Common Stock	1,113,412	(4)	*

Robert S. Fishel, M.D., Director	Common Stock	4,130,728	(5)	*

John A. Paganelli, Director	Common Stock	498,515	(6)	*

Richard A. Lerner, M.D., Director	Common Stock	338,881	(7)	*

Richard C. Pfenniger, Jr., Director	Common Stock	340,000	(8)	*

Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	186,490	(9)	*

Richard M. Krasno, Ph.D., Director	Common Stock	153,333	(10)	*

All Executive Officers and Directors as a group (10 persons)	Common Stock	265,461,048		42.25%

More than 5% Owners:
Frost Gamma Investments Trust	Common Stock	189,325,505	(11)	30.48%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Common Stock	28,381,653	(12)	5.06%
____________

*	Less than 1%

**	Percentages of common stock based upon 616,123,798 shares of our common stock issued and outstanding at April 22, 2019.

(1)
Includes 164,234,443 shares of common stock and a convertible note, which is convertible into 5,000,000 shares of common stock, held by Frost Gamma Investments Trust. It also includes options to purchase 1,425,000 shares of common stock exercisable within 60 days of April 22, 2019 held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 25,885,177 shares of common stock owned directly by Frost Nevada Investments Trust, of which the Dr. Frost is the trustee and Frost-Nevada, L.P. is the sole and exclusive beneficiary. Dr. Frost is one of five limited partners of Frost-Nevada, L.P. and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost-Nevada, L.P. The number of shares included above also includes 20,091,062 shares of common stock owned directly by The Frost Group, LLC. Frost Gamma Investments Trust is a principal member of The Frost Group, LLC. Dr. Frost and the Frost Gamma Investments Trust disclaim beneficial ownership of these shares of common stock. Does not include 2,851,830 shares of common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc., of which Dr. Frost is one of three directors. Phillip Frost, M.D. has sole voting and dispositive power over 199,613,571 shares of the Company’s common stock and shared voting and dispositive power over 20,091,062 shares of the Company’s common stock.

(2)
Includes a convertible note which is convertible into 1,000,000 shares of common stock. Also includes options to purchase 1,162,500 shares of common stock exercisable within 60 days of April 22, 2019. Also includes 4,727,404 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner. Does not include 20,091,062 shares of common stock held by The Frost Group, LLC, of which Dr. Hsiao is a member. Dr. Hsiao disclaims beneficial ownership of the shares of common stock held by The Frost Group, LLC.

(3)
Includes options to purchase 1,920,858 shares of common stock exercisable within 60 days of April 22, 2019. Mr. Rubin is a member of the Frost Group, LLC, which holds 20,091,062 shares of common stock. Mr. Rubin disclaims beneficial ownership of the shares of common stock held by The Frost Group, LLC.

(4)	Includes options to acquire 937,500 shares of common stock exercisable within 60 days of April 22, 2019.

(5)
Includes options to acquire 60,000 shares of common stock exercisable within 60 days of April 22, 2019. Also includes 4,070,728 shares of common stock held by ALSAR Ltd. Partnership, for which Dr. Fishel is the President and Chief Executive Officer. The general partner of ALSAR Ltd. Partnership is SARAL Corporation. Dr. Fishel is the sole owner and beneficiary of SARAL Corporation.

(6)	Includes options to acquire 140,000 shares of common stock exercisable within 60 days of April 22, 2019. Also includes 9,175 shares of common stock held by Mr. Paganelli’s spouse.

(7)
Includes options to acquire 140,000 shares of common stock exercisable within 60 days of April 22, 2019. Also includes 178,881 shares of common stock held by the Lerner Family Trust, for which Richard Lerner and Nicola Lerner are Trustees and 20,000 shares of common stock held by Dr. Lerner’s spouse.

(8)	Includes options to acquire 170,000 shares of common stock exercisable within 60 days of April 22, 2019.

(9)	Includes options to acquire 120,000 shares of common stock exercisable within 60 days of April 22, 2019.

(10)
Includes options to acquire 80,000 shares of common stock exercisable within 60 days of April 22, 2019. Also includes 73,333 shares of common stock held by the Richard M. Krasno Trust, for which Richard M. Krasno is Trustee.

(11)
Includes a convertible note which is convertible into 5,000,000 shares of common stock. Also includes 20,091,062 shares of common stock held by The Frost Group, LLC, of which Frost Gamma Investments Trust is a principal member. Frost Gamma Investments Trust disclaims beneficial ownership of the common stock held by The Frost Group, LLC. The Frost Gamma Investments Trust has sole voting and dispositive power over 169,234,443 shares of the Company’s common stock and shared voting and dispositive power over 20,091,062 shares of the Company’s common stock. Does not include 3,068,951 shares of common stock held directly by Dr. Frost, 1,425,000 options to purchase shares of common stock exercisable within 60 days of April 22, 2019 held by Dr. Frost, 25,885,177 shares of common stock owned directly by Frost Nevada Investments Trust, and 2,851,830 shares of common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc.

(12)
Based solely on information reported on Schedule 13G filed by the stockholder on February 11, 2019. According to the information reported in the Schedule 13G, The Vanguard Group has sole voting power over 323,538 shares of the Company’s common stock, shared voting power over 43,950 shares of the Company’s common stock, sole dispositive power over 28,047,465 shares of the Company’s common stock, and shared dispositive power over 334,188 shares of the Company’s common stock.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Pursuant to the authority granted to our Board under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at nine. All nine directors are to be elected at the Annual Meeting, each to hold office until the 2020 annual meeting of stockholders or until his successor is duly elected and qualified. Each stockholder of record on April 22, 2019 is entitled to cast one vote for each share of our common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee.
NOMINEES FOR DIRECTOR
The following sets forth information provided by the nominees as of April 22, 2019. All of the nominees are currently serving as directors for the Company. All of the nominees have consented to serve if elected by our stockholders.

Name of Nominee	Age	Year First Elected/ Nominated Director	Positions and Offices with the Company
Phillip Frost, M.D.	82	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D., MBA	71	2007	Vice Chairman of the Board and Chief Technical Officer
Steven D. Rubin	58	2007	Director and Executive Vice President-Administration
Robert S. Fishel, M.D.	57	2018	Director
Richard M. Krasno, Ph.D.	77	2017	Director
Richard A. Lerner, M.D.	80	2007	Director
John A. Paganelli	84	2003	Director
Richard C. Pfenniger, Jr.	63	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	75	2009	Director

Phillip Frost, M.D. Dr. Frost has been the Chief Executive Officer of the Company and Chairman of the Board since March 2007. Dr. Frost serves as a director for Castle Brands (NYSE American:ROX), a developer and marketer of premium brand spirits, and Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a publicly traded biotechnology company developing new treatments for viral diseases. He serves as a member of the Board of Trustees of the University of Miami, the Skolkovo Foundation Scientific Advisory Council in Russia, the Shanghai Institute for Advanced Immunochemical Studies in China, and The Florida Council of 100 and as a Trustee of each of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. He serves as Chairman of Temple Emanu-El, Governor of Tel Aviv University and is a member of the Executive Committee of The Phillip and Patricia Frost Museum of Science. Dr. Frost served as a director of Ladenburg Thalmann Financial Services Inc. (“Ladenburg Thalmann”) (NYSE American:LTS), an investment banking, asset management, and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., from 2004 to 2018 and had served as its Chairman from July 2006 until September 2018, a director of Teva Pharmaceutical Industries, Limited, or Teva (NYSE:TEVA) from January 2006 until February 2015 and had served as Chairman of the Board of Teva from March 2010 until December 2014. Dr. Frost previously served as Vice Chairman of Cogint, Inc., now known as Fluent, Inc. (NASDAQ:FLNT), and as a director for Sevion Therapeutics, Inc. prior to its merger with Eloxx Pharmaceuticals, Inc., and TransEnterix, Inc., (NYSE American:TRXC). Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation (“IVAX”) from 1987 until its acquisition by Teva in January 2006. Dr. Frost was Chairman of the Board of Directors of Key

Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals, Inc. by Schering Plough Corporation in 1986.
Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This, combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies, has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.
Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007 and as a director since February 2007. Dr. Hsiao has served as Chairman of the Board of Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, since October 2008 and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao is also a director of each of TransEnterix, Inc. (NYSE American:TRXC), a medical device company, Neovasc, Inc. (NASDAQ CM:NVCN), a company developing and marketing medical specialty vascular devices, and Cocrystal Pharma, Inc. (NASDAQ GM:COCP). Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006.
Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences industry, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.
Steven D. Rubin. Mr. Rubin has served as Executive Vice President – Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin currently serves on the board of directors of Red Violet, Inc. (NASDAQ CM:RDVT), a software and services company, Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a publicly traded biotechnology company developing new treatments for viral diseases, Eloxx Pharmaceuticals, Inc. (NASDAQ:ELOX), a clinical stage biopharmaceutical company dedicated to treating patients suffering from rare and ultra-rare disease caused by premature termination codon nonsense mutations, Castle Brands, Inc. (NYSE American:ROX), a developer and marketer of premium brand spirits, Neovasc, Inc. (NASDAQ CM:NVCN), a company that develops and markets medical specialty vascular devices, and ChromaDex Corp. (NASDAQ CM:CDXC), a science-based, integrated nutraceutical company devoted to improving the way people age. Mr. Rubin previously served as a director of VBI Vaccines, Inc. (NASDAQ CM:VBIV), a biopharmaceutical company developing next generation vaccines, BioCardia, Inc.(OTC US:BCDA), clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, Cogint, Inc. (NASDAQ GM:COGT), now known as Fluent, Inc. (NASDAQ:FLNT), an information solutions provider focused on the data-fusion market, prior to the spin-off of its data and analytics operations and assets into Red Violet, Inc., Kidville, Inc. (OTCBB:KVIL), which operates large, upscale facilities, catering to newborns through five-year-old children and their families and offers a wide range of developmental classes for newborns to five-year-olds, Sevion Therapeutics, Inc., prior to its merger with Eloxx Pharmaceuticals, Inc., Dreams, Inc. (NYSE American:DRJ), a vertically integrated sports licensing and products company, SciVac Therapeutics, Inc. prior to its merger with VBI Vaccines, Inc., and Tiger X Medical, Inc. prior to its merger with BioCardia, Inc. Mr. Rubin also served as the Senior Vice President, General Counsel and Secretary of IVAX from August 2001 until September 2006.
Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 25 years. His experience as a practicing lawyer, general counsel, management executive and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.
Robert S. Fishel, M.D. Dr. Fishel was appointed to the Company’s Board of Directors on April 3, 2018.  Dr. Fishel serves as a director of several private companies.  He is a director and founder of Florida Electrophysiology Associates, a premiere medical practice specializing in cardiac rhythm disorders, and has been the Chief Executive Officer and President since 1997, a director and senior managing partner of Renaissance Properties, a multi-faceted real estate development firm, since 1989, a director and founding partner of Catalyst Development Partners, a real estate development firm focused on multifamily acquisition and development opportunities, since 2009, a director and president of ALSAR Ltd Partnership since 1996, an investment partnership with investments in public equities, debt and derivatives, and a director, founder, and Chief Medical Officer of NewPace, Ltd., a company engaged in the research and development of medical equipment, including a novel implantable subcutaneous string defibrillator (ISSD) for preventing sudden cardiac death,  since 2012.  Dr. Fishel is director of cardiac electrophysiology at JFK Medical Center in West Palm Beach Florida and co-director of national electrophysiology research for the Hospital Corporation of America’s Cardiovascular Research Council. Dr. Fishel is an Affiliate Associate Professor of Medicine at the Charles E. Schmidt College of Medicine, Florida Atlantic University School of Medicine’s Division of Integrated Sciences.
Dr. Fishel’s business background and his training and experience as a practicing physician will be valuable in our efforts in the field of biotechnology. The insight he has gained as a practicing physician and from his investment and management experience with a number of business ventures will help drive the Company’s commercial efforts and strategic direction.
Richard M. Krasno, Ph.D. Dr. Krasno was appointed to the Company’s Board of Directors on February 9, 2017. Dr. Krasno has been a private investor in companies for the past five (5) years. Dr. Krasno also served as the executive director of the William R. Kenan, Jr. Charitable Trust (the “Trust”) from 1999 to 2014, and from 1999 to 2010, as President of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the President of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a Director of the University of North Carolina Health Care System and served as chairman of its board of directors from 2009 to 2012. From 1981 to 1998, he served as President and Chief Executive Officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno currently serves as a Director of Ladenburg Thalmann (NYSE American:LTS), Castle Brands, Inc. (NYSE American:ROX) and BioCardia, Inc. (OTC US:BCDA). Dr. Krasno holds a Bachelor of Science from the University of Illinois and a Ph.D. from Stanford University.
Dr. Krasno’s pertinent skills and experience, including his financial literacy and expertise, managerial experience and the knowledge he has attained through his service as a director of publicly-traded corporations have added and will continue to add valuable insight to our Board on a wide range of business and operational issues.
Richard A. Lerner, M.D. Dr. Lerner has served as a director of the Company since March 2007. Dr. Lerner has been a private investor in companies for the past five (5) years. Dr. Lerner served as President of The Scripps Research Institute, a private, non-profit biomedical research organization, from 1986 until 2011 and is currently serving as an institute professor. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner serves as director of Intra-Cellular Therapies, Inc. (NASDAQ:ITCI) a biotechnology company. He previously served as a director of Kraft Foods, Inc., Teva and Sequenom, Inc. and on the Advisory Board for Molecular Medicine of Siemens AG.
As a result of Dr. Lerner’s long tenure as president of a major biomedical research organization, he provides valuable business, scientific, leadership, and management expertise that helps drive strategic direction and expansion at OPKO. His experience and training as a physician and a scientist enables him to bring valuable advice to the Board, including a critical perspective on drug discovery and development and provide a fundamental understanding of the potential pathways contributing to disease.
John A. Paganelli. Mr. Paganelli has served as a director of the Company since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, the Company’s Interim Chief Financial Officer from June 29, 2005 through July 1, 2005, and Chairman of our

Board from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Since 1987, Mr. Paganelli has been a partner in RFG Associates, a financial planning organization. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and he is Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. Mr. Paganelli also serves as a director of Western New York Energy, LLC and is on the Board of Trustees of Paul Smith’s College.
With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our Board on a wide range of operational and financial issues. As one of the longest tenured members of our Board, he also has substantial knowledge and familiarity regarding our historical operations.
Richard C. Pfenniger, Jr. Mr. Pfenniger is a private investor and has served as a director of the Company since January 2008. Mr. Pfenniger served as Interim CEO of Vein Clinics of America, Inc., a privately held company that specializes in the treatment of vein disease, from May 2014 to February 2015 and as Interim CEO of IntegraMed America, Inc., a privately held company that manages outpatient fertility medical centers, from January 2013 to June 2013. He served as Chief Executive Officer and President for Continucare Corporation, a provider of primary care physician and practice management services, from 2003 until 2011, and served as Chairman of the Board of Directors of Continucare Corporation from 2002 until 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Prior thereto he was engaged in the private practice of law. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, TransEnterix, Inc. (NYSE American:TRXC), a medical device company, BioCardia, Inc. (OTC US:BCDA), clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, and IntegraMed America, Inc. (NASDAQ:INMD), a specialty healthcare services company offering products and services to patients and providers in the fertility and vein care segments of the health industry. He also serves as the Vice Chairman of the Board of Trustees and as a member of the Executive Committee of the Phillip and Patricia Frost Museum of Science. Mr. Pfenniger previously served as a director of Vein Clinics of America and Wright Investors’ Services Holdings, Inc. (OTC US:WISH), an investment management and financial advisory firm.
As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.
Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu was appointed to the Company’s Board in April 2009. From mid-2013 to 2018, Dr. Yu served as Distinguished Chair Professor and Co-Director of The Institute of Stem Cell & Translational Cancer Research at Chang Gung Memorial Hospital. From 2003 to May, 2013, Dr. Yu served as Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She has been a Professor of Pediatrics for the University of California in San Diego since 1994. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. Dr. Yu has also served in several government-appointed positions and is a member of numerous scientific committees and associations.
Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. As a pioneer in immunotherapy of neuroblastoma, Dr. Yu was instrumental in developing a monoclonal anti-GD2 (Dinutuximab) from IND through early phase studies and phase III trials, and facilitating its FDA approval on March 10, 2015. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, continues to be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Identification of Executive Officers
Set forth below is the name and age as of April 22, 2019 of each of our current executive officers, together with certain biographical information for each of them (other than Phillip Frost, Jane H. Hsiao, and Steven Rubin, for whom age, title and biographical information is included above under “Nominees for Election of Directors”):

Name of Executive Officer	Age	Position and Offices with the Company
Adam Logal	41	Senior Vice President and Chief Financial Officer

Adam Logal. Mr. Logal has served as OPKO’s Senior Vice President and Chief Financial Officer since March 2014, Vice President of Finance, Chief Accounting Officer and Treasurer from July 2012 until March 2014, and Director of Finance, Chief Accounting Officer and Treasurer from March 2007 until July 2012. He currently serves as chairman of the board of directors of Xenetics Biosciences, Inc. (NASDAQ CM:XBIO), a clinical-stage biopharmaceutical company focused on discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. He previously served on the board of directors of VBI Vaccines, Inc. (NASDAQ:VBIV) until 2018. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.
Identification of Certain Other Officers
Set forth below are certain other officers important to our organization and biographical information for each of them:
Charles W. Bishop, PhD. Dr. Bishop, age 67, has served as Chief Executive Officer of OPKO Renal since the acquisition of Cytochroma Inc. in March 2013. Dr. Bishop had served as President and Chief Executive Officer of Cytochroma since June 2006. Dr. Bishop co-founded Proventiv Therapeutics, LLC in September 2005 where he served as President until June 2006 when Proventiv and its lead drug, Rayaldee™, were acquired by Cytochroma. During the period from September 1987 to June 2005, Dr. Bishop held various senior management positions at Bone Care International, Inc. (“Bone Care”), a public specialty pharmaceutical company focused on developing and commercializing vitamin D hormone therapies. Dr. Bishop’s positions with Bone Care included President, Chief Executive Officer, Director, Executive Vice President of Research and Development, and Chief Scientific Officer. Bone Care was acquired for $720 million by Genzyme Corporation in July 2005. Prior to joining Bone Care, Dr. Bishop held various management positions in the Health Care Division of the Procter & Gamble Company. Dr. Bishop completed a four-year National Institutes of Health Postdoctoral Fellowship in vitamin D Biochemistry at the University of Wisconsin-Madison and received his PhD degree in Nutritional Biochemistry from Virginia Polytechnic Institute and State University, after earning an undergraduate degree in Chemistry from the University of Virginia.
Jon R. Cohen, M.D. Dr. Cohen, age 65, joined the Company in January 2019 as Executive Chairman of BioReference Laboratories. Dr. Cohen previously served for nearly a decade as a senior executive at Quest Diagnostics Incorporated. Prior to his tenure at Quest Diagnostics, he served as Chief Policy Advisor for Governor David Paterson and for six years as Chief Medical Officer for Northwell Health. Dr. Cohen is a vascular surgeon, having completed his residency in surgery at New York Presbyterian Hospital/Weill Cornell Medical Center and vascular surgery fellowship at the Brigham and Women's Hospital at Harvard Medical School. He has published over 100 peer-reviewed professional articles.
Geoff Monk. Mr. Monk, age 63, joined the Company in May 2018 as General Manager of BioReference Laboratories. He was promoted to President in early 2019. Mr. Monk is a highly accomplished professional with international operational, business strategy and technical experience in Healthcare and high volume and high technology industries. He previously served as Vice President of Operations for the East Region at Quest Diagnostics, following a time when he was the Managing Director for their New York/New Jersey region. Earlier in his healthcare career Mr. Monk served as Vice President Global Engineering and Vice President Operations for New

Jersey/Puerto Rico at Schering-Plough. Prior to this, he held positions of increasing responsibility for GlaxoWellcome, including engineering and operations. He is an engineer by training and has led teams to create facilities in many countries including Japan, Singapore, Brazil and most European nations. Mr. Monk received his M.A. in Engineering from Cambridge University.
Tony Cruz, Ph.D. Dr. Cruz, age 65, joined OPKO in August 2016 as Chief Executive Officer, Transition Therapeutics, at the time of our acquisition of Transition Therapeutics, Inc., a NASDAQ and TSX publicly traded company. Dr. Cruz had served as the Chairman and Chief Executive Officer of Transition Therapeutics, Inc. from 1998 to 2016. Dr. Cruz was Co-founder of Angiotech Pharmaceuticals Inc., which developed the Taxol-coated stent for cardiovascular restenosis marketed by Boston Scientific. He served as Vice-President of Research from 1991 to 1996 and as a member of the Board of Directors from 1991 to 1995. Dr. Cruz was a founding member and served as the Scientific Director and CEO of the Canadian Arthritis Network, a Network Centers of Excellence. Dr. Cruz has established numerous partnerships with Big Pharma, biotech companies and the investment community in the biotech sector over the last 25 years. Dr. Cruz also had a successful academic career from 1987 to 2008 with over 150 publications. He was a senior scientist at Mount Sinai Hospital and a Professor at the University of Toronto until 2008.
CORPORATE GOVERNANCE
Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) and trades under the symbol “OPK”. Prior to its transfer to the NASDAQ in June 2016, OPKO’s stock was listed for trading on the New York Stock Exchange. Since August 2013, our common stock has been traded on the Tel-Aviv Stock Exchange (“TASE”). Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law (“DGCL”), our business and affairs are managed under the direction of our Board. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.
Director Independence
In evaluating the independence of each of our directors and director nominees, the Board considers transactions and relationships between each director or nominee, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors and director nominees or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NASDAQ listing standards. In 2018, the Board affirmatively determined that a majority of our directors serving at that time, including Messrs. John A. Paganelli, and Richard C. Pfenniger, Jr., and Drs. Robert S. Fishel, Richard M. Krasno, Richard A. Lerner and Alice Lin-Tsing Yu, were “independent” directors within the meaning of the listing standards of NASDAQ and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation: (i) Dr. Frost’s prior service as Chairman of the Board of Ladenburg Thalmann Financial Services Inc., an entity for which Dr. Krasno serves as a member of the Board of Directors and in which Dr. Frost currently holds less than 5% of its issued and outstanding shares, and for which Dr. Frost previously held up to 36.5% of its issued and outstanding shares; (ii) Drs. Frost’s and Krasno’s and Mr. Rubin’s service as members of the Board of Directors of Castle Brands, Inc., an entity in which Dr. Frost beneficially owns more than ten percent (10%); (iii) Mr. Pfenniger’s and Dr. Krasno’s service as members of the Board of Directors of BioCardia, Inc., formerly Tiger X Medical, Inc., an entity in which Dr. Frost beneficially owns more than ten percent (10%); (iv) Mr. Rubin’s previous service as Interim Chief Executive Officer and Interim Chief Financial Officer and as a member of the Board of Directors of Tiger X Medical, Inc. until its merger with BioCardia, Inc. in October 2016; (v) the Company’s investments in Zebra Biologics, Inc. (“Zebra”), an entity for which Dr. Lerner is the founder and currently serves as a director and scientific advisor and Dr. Frost currently serves as a director; and (vi) Dr. Frost’s and Mr. Pfenniger’s service on the Board of Trustees and Mr. Pfenniger’s service as Vice Chairman of the Executive Committee of the Board of the Frost Museum of Science, an entity in which the Company has pledged to contribute an aggregate of $1 million.
Board Leadership Structure
The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board since March 2007. Six of our current directors satisfy NASDAQ independence requirements. Our Board also includes two management directors other than Dr. Frost. The Company does not have a member of our Board who is formally identified as the lead independent director. However, independent directors head each of our Board’s standing committees — the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. A chairman has not yet been appointed for the Independent Investment Committee. Each of the committees is comprised solely of independent directors.
Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.
Board Role in Risk Oversight
The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.
In addition, each of the Board’s committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board has full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.
Meetings and Committees of the Board of Directors
Our Board met eight times and took action by written consent on two occasions during fiscal 2018. In fiscal 2018, all incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served.
Although we encourage each member of our Board to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board to attend. All members of our Board attended the annual meeting of stockholders held in fiscal 2018.

Executive Sessions; Presiding Director
Our non-management directors meet separately from the Board on a regular basis. Our independent directors meet in executive session from time to time as needed, but not less than twice annually. Our non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. The presiding director would be responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.
Standing Committees of the Board of Directors
Our Board maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, an Independent Investment Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.
The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

	Audit	Compensation	Corporate Governance and Nominating	Independent Investment
Phillip Frost, M.D.	—	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—	—
Robert S. Fishel, M.D.	—	X	—	X
Richard M. Krasno, Ph.D.	X	X	—	X
Richard A. Lerner, M.D.	—	Chair	X	—
John A. Paganelli	X	—	Chair	X
Richard C. Pfenniger, Jr.	Chair	—	—	—
Steven D. Rubin	—	—	—	—
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—	—

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met sixteen times during fiscal 2018. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board of Directors and reviewed and reassessed on an annual basis by the Audit Committee. Among other things, our Audit Committee:

•	appoints, compensates, retains, and oversees the work of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent auditors;

•	discusses with management and our independent auditors the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;

•	reviews risks relating to financial statements, auditing and financial reporting process, key credit risks, liquidity risks and market risks;

•	discusses policies with respect to risk assessment and risk management and reports to our Board of Directors;

•	establishes procedures for receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and

•	reviews and approves any related party transactions that we are involved in.
Our Audit Committee is composed of Messrs. Pfenniger (Chairman) and Paganelli, and Dr. Krasno. Our Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NASDAQ listing standards and applicable Securities and Exchange Commission (“SEC”) rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee
Our Compensation Committee reviews and approves, on behalf of the Board, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) employee benefit plans for our employees and executive officers. Our Compensation Committee recommends to the Board for approval, (i) compensation for the Company’s directors, and (ii) incentive compensation plans, equity plans and deferred compensation plans. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met five times during fiscal 2018. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code (the “Code”).
Our Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs; reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans; and

•	administers our equity compensation and employee stock purchase plans.
The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our other executive officers and may engage compensation consultants if the Compensation Committee deems it appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee also reviews our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.
Our Compensation Committee is composed of Drs. Lerner (Chairman), Fishel, and Krasno. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the

Sarbanes-Oxley Act of 2002, the NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.
Compensation Committee Interlocks and Insider Participation
Drs. Richard A. Lerner, Robert S. Fishel and Richard M. Krasno served on the Company’s Compensation Committee during fiscal year 2018. None of the individuals serving on the Compensation Committee during fiscal year 2018 were at any time during fiscal year 2018, an officer or employee of the Company and none have served as an officer of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during fiscal year 2018 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. During fiscal year 2018, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board, making recommendations to our Board concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating Committee is composed of Dr. Lerner and Mr. Paganelli. Our Corporate Governance and Nominating Committee met two times during fiscal 2018. We believe that the composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.
The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee usually believes it to be appropriate for committee members to interview the proposed nominee before making a final determination on whether to recommend the individual as a nominee to the entire Board to stand for election to the Board. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.
The Corporate Governance and Nominating Committee recommended to the Board that it nominate each of Drs. Frost, Hsiao, Fishel, Krasno, Lerner and Yu and Messrs. Rubin, Paganelli, and Pfenniger for election at the 2019 Annual Meeting.
Independent Investment Committee
Our Board of Directors established the Independent Investment Committee in February 2019. The Independent Committee’s purpose is (i) to review, approve, and monitor the acquisition, disposition, voting, exercise, conversion, exchange of, and other transactions related to the Company’s minority investments, (ii) appoint members of the Company’s management investment committee which makes recommendations regarding such investments, and (iii) provide oversight over the Company’s minority investment programs.
The Independent Investment Committee’s responsibilities include monitoring and approving acquisitions and dispositions of certain strategic minority investments, overseeing the Company’s compliance with Section 13 and Section 16 of the Securities and Exchange Act of 1934, as amended, and executing other responsibilities delegated to it by the Board, consistent with the Company’s bylaws and applicable laws. Our Independent Investment Committee is composed of Mr. Paganelli and Drs. Fishel and Krasno, each of whom we believe to be independent directors under applicable law.
Director Selection Criteria

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.
The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.
While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.
Stockholder Nominations
The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board must do so in writing. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of the Company owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear at the Annual Meeting and intend to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board.
Communications with the Board
All interested parties may initiate in writing any communication with our Board, the presiding member of the non-management directors, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to one of the Chairmen of the three standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary’s office will review the letter and forward it to the appropriate Board member(s).

Employee Communications with the Audit Committee
The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy on Reporting Unlawful Conduct and Prohibiting Retaliation Against Reporting Employees.
Involvement in Certain Legal Proceedings
As previously disclosed, the Company and its CEO, Dr. Frost, along with several other entities and individuals, were named defendants (each, a “Defendant”) in a complaint filed by the SEC on September 7, 2018 in the Southern District of New York (the “Complaint”), in which the SEC alleged that the Company (i) aided and abetted a purported “pump and dump” scheme in connection with one company perpetrated by a number of the Defendants, and (ii) failed to file required Schedules 13D or 13G with the SEC. The Complaint also alleged that Dr. Frost (i) participated in the alleged market manipulation in connection with two companies, (ii) failed to file required Schedule 13Ds with the SEC, and (iii) sold unregistered securities without an applicable exemption. Following the SEC’s announcement of the Complaint, a number of class action and derivative suits were filed against the Company and its directors and officers, including Dr. Frost, concerning the allegations in the Complaint and related matters.
In December 2018, the Company and Dr. Frost entered into settlements with the SEC, which, upon approval by the court in January 2019, resolved the claims against the Company and Dr. Frost raised in the Complaint. Pursuant to the settlement between us and the SEC, and without admitting or denying any of the allegations of the Complaint, we agreed to an injunction from violations of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), a strict liability claim, and to pay a $100,000 penalty, which has been paid. We also agreed to, within certain stipulated time periods, enact certain corporate governance measures, including the establishment of the Independent Investment Committee.
Under the terms of the settlement between the SEC and Dr. Frost, and without admitting or denying any of the allegations in the Complaint, Dr. Frost agreed to injunctions from violations of Sections 5(a) and (c) and 17(a)(2) of the Securities Act of 1933, as amended, claims which may be satisfied by strict liability and negligence, respectively, and Section 13(d) of the Exchange Act, also a strict liability claim; to pay approximately $5.5 million in penalty, disgorgement and pre-judgment interest, which has been paid; and to be prohibited, with certain exceptions, from trading in penny stocks. The settlements include no restriction on Dr. Frost’s ability to continue to serve as our CEO and Chairman.
The class action and derivative lawsuits concerning the allegations in the Complaint and related matters filed against the Company, its officers and directors, including Dr. Frost, are ongoing.
Certain Relationships and Related Party Transactions
Frost Gamma Investments Trust (the “Gamma Trust”), a trust controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, Dr. Jane H. Hsiao, our Vice Chairman and Chief Technical Officer, and Steven D. Rubin, our Executive Vice President – Administration and a member of our Board, are each members of The Frost Group, LLC (the “Frost Group”), an entity which beneficially owns approximately 3.26% of our common stock as of April 22, 2019. Furthermore, the Gamma Trust beneficially owns approximately 30.48% of our common stock as of April 22, 2019. Dr. Hsiao beneficially owns approximately 5.07% of our common stock as of April 22, 2019, and Mr. Rubin beneficially owns less than 5% of our common stock as of April 22, 2019.
As of December 31, 2018, we hold investments in Cocrystal Pharma, Inc. (“COCP”)(9%), Zebra Biologics, Inc. (“Zebra”)(29%), Neovasc, Inc. (4%), ChromaDex Corporation (0%), MabVax Therapeutics Holdings, Inc. (“MabVax”)(2%), Non-Invasive Monitoring Systems, Inc. (1%), Eloxx Pharmaceuticals, Inc. (“Eloxx”)(4%), and BioCardia, Inc. (“BioCardia”)(5%). These investments were considered related party transactions as a result of our executive management’s ownership interests and/or board representation in these entities.

In March 2019, we paid a $125,000 filing fee to the Federal Trade Commission (the “FTC”) in connection with filings made by us and Dr. Hsiao under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) relating to her purchases of the Company’s Common Stock.
In February 2019, Dr. Frost paid a filing fee of $280,000 to the FTC under the HSR Act in connection with filings made by us and Dr. Frost relating to his purchases of the Company’s Common Stock. We reimbursed Dr. Frost for the HSR filing fee.
On November 8, 2018, we entered into stock purchase agreements with certain investors pursuant to which we agreed to sell to such investors in private placements an aggregate of approximately 26.5 million shares of our Common Stock at a purchase price of $3.49 per share, which was the closing bid price of our Common Stock on the NASDAQ on such date, for an aggregate purchase price of $92.5 million. The investors in the private placements include an affiliate of Dr. Frost ($70 million) and Dr. Hsiao ($2 million).
On November 8, 2018, we entered into a credit agreement with an affiliate of Dr. Frost, pursuant to which the lender committed to provide us with an unsecured line of credit in the amount of $60 million. Borrowings under the line of credit bore interest at a rate of 10% per annum and could have been repaid and reborrowed at any time. The credit agreement included various customary remedies for the lender following an event of default, including the acceleration of repayment of outstanding amounts under line of credit. The line of credit would have matured on November 8, 2023. During the year ended December 31, 2018, no funds were borrowed under the line of credit. In February 2019, we repaid approximately $28.8 million that was borrowed in 2019 and terminated the line of credit on or around February 20, 2019.
Effective January 1, 2014, we entered into a five-year lease with Frost Real Estate Holdings, LLC (“Frost Holdings”), an entity which is controlled by Dr. Phillip Frost, our Chairman of the Board and Chief Executive Officer, which was amended on July 28, 2014, May 28, 2015, and January 1, 2017. The lease, as amended, is for approximately 29,500 square feet of space. The lease provides for payments of approximately $81 thousand per month increasing annually to $86 thousand per month in 2018 – 2019, plus applicable sales taxes. The rent is inclusive of operating expenses, property taxes and parking. The rent was reduced by $216 thousand for the cost of tenant improvements.
On February 27, 2018, we issued a series of 5% Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $55.0 million. The Notes mature five (5) years from the date of issuance. Each holder of a Note has the option, from time to time, to convert all or any portion of the outstanding principal balance of such Note, together with accrued and unpaid interest thereon, into shares of our common stock at a conversion price of $5.00 per share of common stock. We may redeem all or any part of the then issued and outstanding Notes, together with accrued and unpaid interest thereon, pro ratably among the holders, upon no fewer than 30 days, and no more than 60 days, notice to the holders. Purchasers of the Notes include an affiliate of Dr. Frost ($25.0 million) and Dr. Hsiao ($5.0 million).
In April 2018, we exercised our Neovasc Series B warrants in a cashless exercise and received 1,069,090 shares of Neovasc common stock. In February 2019, we exercised our Series C Warrants for $1.2 million and received 8,222 shares of Neovasc common stock, 8,222 Series A warrants, and 822,192 Series B Warrants. In February 2019, we exercised our Series B Warrants in a cashless exercise and received 2,233,347 shares of Neovasc common stock. In March 2019 we exhanged our Series A Warrants for 24,455 shares of Neovasc common stock. Dr. Hsiao serves on and Mr. Rubin is the Chairman of the Board of Directors of Neovasc. Dr. Frost beneficially owns approximately 1.9% of Neovasc.
In February 2018, we invested $1.0 million in COCP for a convertible note, which was converted in May 2018 into 538,544 shares of its common stock. Drs. Frost and Hsiao and Mr. Rubin serve on the Board of Directors of COCP. Dr. Frost beneficially owns approximately 11.6% of COCP.
In November 2016, we entered into a Pledge Agreement with the Museum of Science, Inc. and the Museum of Science Endowment Fund, Inc. pursuant to which we will contribute an aggregate of $1.0 million over a four-year period for constructing, equipping and the general operation of the Frost Science Museum. Dr. Frost and Mr. Pfenniger

serve on the Board of Trustees of the Frost Science Museum and Mr. Pfenniger is the Vice Chairman of the Board of Trustees.
We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost, including out-of-pocket operating costs. We do not reimburse any executive, including Dr. Frost for personal use of the airplane. For the years ended December 31, 2018 and 2017, we reimbursed Dr. Frost approximately $238 thousand and $361 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.
Our wholly-owned subsidiary, BioReference, purchases and uses certain products acquired from InCellDx, Inc., a company in which we hold a 29% minority interest and which Mr. Rubin serves on the Board of Directors.
Our Policies Regarding Related Party Transactions
We have adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $100,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.
It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.
Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:

•	our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•
the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $250,000, provided that for the Related Party Transaction to continue it must be presented to our Audit Committee at its next regularly scheduled meeting for review.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.
Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.
All transactions in the categories listed above were approved in accordance with the Company’s related party transaction policy.

DIRECTOR COMPENSATION
Each non-employee director is currently entitled to receive an annual retainer of $20,000, payable in quarterly installments, an option to acquire 40,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 20,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. The chairman of each committee of the Board will also receive an additional annual retainer of $5,000, payable in quarterly installments. The members of the Compensation Committee also receive an additional annual retainer of $5,000, payable in quarterly installments, and members of the Audit Committee receive an additional annual retainer of $10,000, payable in quarterly installments. The chairman of the Audit Committee is entitled to receive an option to acquire 10,000 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders.
The following table sets forth information with respect to compensation of non-employee directors of the Company earned for fiscal year 2018.
Fiscal 2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert S. Fishel, M.D.(1)	17,813	—	94,400	—	—	—	112,213
Richard M. Krasno	35,000	—	40,000	—	—	—	75,000
Richard A. Lerner, M.D.	30,000	—	40,000	—	—	—	70,000
Richard C. Pfenniger, Jr.	35,000	—	60,000	—	—	—	95,000
John A. Paganelli	35,000	—	40,000	—	—	—	75,000
Alice Lin-Tsing Yu, M.D., Ph.D.	20,000	—	40,000	—	—	—	60,000
____________

(1)	Dr. Fishel was appointed to the Board effective April 3, 2018.

(2)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2019. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2018:

Name	Stock Options
Robert S. Fishel, M.D.	60,000
Richard M. Krasno, Ph.D.	80,000
Richard A. Lerner, M.D.	140,000
John A. Paganelli	140,000
Richard C. Pfenniger, Jr.	170,000
Alice Lin-Tsing Yu, M.D., Ph.D.	120,000

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except for three late Form 4 reports filed by Jane Hsiao on January 28, 2019 to report purchases of shares of the Company’s common stock on July 27, 2012, July 30, 2012, and January 31, 2014 and one late Form 5 report filed by Alice Yu on March 12, 2019 to report gifts of shares of the Company’s common stock on June 10, 2015, February 5, 2016, and February 13, 2017.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers (as defined in the Summary Compensation Table) are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.
Benchmarking of Cash and Equity Compensation
Our Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry or companies that perform similar services or have similar product offerings and market opportunities. In connection with executive compensation changes implemented in 2016, among other considerations, the Compensation Committee reviewed an internally generated report prepared by management and our human resources department surveying compensation practices of approximately thirteen biotech, pharmaceutical, and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large multi-national companies with substantial revenue. While the internally generated report did not yield a comprehensive group of true peer companies due, in part, to the Company’s unique and multi-faceted business which includes pharmaceuticals, biologics, diagnostics, and clinical and genetic laboratory testing services, we believe the report provided the Compensation Committee useful comparative pay information. Utilizing the compiled information, the Compensation Committee reviewed the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation in fiscal year 2016. No changes were made to executive compensation in fiscal years 2017 and 2018, with the exception of the 2018 stock option grants noted below to our Named Executive Officers. In connection with the 2018 grants, the Compensation Committee reviewed an internally generated report surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies, similar to the analysis performed for 2016. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation
We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development or companies which have similar product and service offerings or market opportunities. At the same time, our Board and Compensation Committee take into account our relative performance and our own strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.
Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical, diagnostics and laboratory industries. In general, we historically targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies. In determining to increase base salaries in fiscal 2016, the Committee also considered management’s significant experience in the industry and that the Company does not maintain a cash bonus or incentive plan. No changes to base salary were proposed or implemented in fiscal 2017 or fiscal 2018.
Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we historically generated little revenue, the Compensation Committee has not awarded any cash bonuses to Named Executive Officers other than in 2015. In 2016, 2017 and 2018, the Company did not award any cash incentive bonuses to any Named Executive Officer.
Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because it aligns the interests of our executive officers with the long-term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.
The Compensation Committee typically grants stock options to our Named Executive Officers under the OPKO Health, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) and previously the 2007 Equity Incentive Plan. As with base salaries and discretionary cash bonuses, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the internally generated peer group survey previously discussed and the Company’s performance during the most recent fiscal year. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.
As discussed above, our Compensation Committee also considers compensation practices at peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median average based on job content, experience and responsibilities of the roles compared to similar positions in the market. In determining grants of stock options made in June 2018, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer, although it also reviewed in an internally generated report surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large, multinational companies with substantial revenue.
With limited exceptions, we have not granted employees restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our employees and our Named Executive Officers if it deems it advisable.
Advisory Vote on Executive Compensation
We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting and then again at our 2014, 2017, and 2018 Annual Meetings. While this vote is not binding on the Company, our Board, or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Previously, the Company sought an advisory vote on executive compensation from its stockholders every three years. In response to recommendations from stockholder advisory groups and evolving good corporate governance practices, the Company now seeks the advisory vote from stockholders on an annual basis. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.
At the 2018 Annual Meeting, more than 95% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result, our named executive officer compensation was approved. Our Board and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time based on the vote results. As noted above, we have determined that our stockholders should vote on a Say on Pay proposal every year.
Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.
Severance and Change-in-Control Benefits. Except as set forth below, none of our current executive officers are entitled to severance or change of control benefits; provided, however, that the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for certain accelerated vesting upon change in control events.
401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($18,000 for employees under age 50 and an additional $6,000 for employees 50 and above in 2015). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.

Until January 1, 2017, BioReference Laboratories, Inc. maintained two additional 401(k) retirement plans. Both plans had the same contribution limits as the Company’s plan. The first plan had a $1,000 full-vested match and covered the majority of BioReference employees. The second plan covered the employees at GeneDx and was a safe harbor plan with an employer match of up to 5%. The employer contributions were vested over 6 years. Effective January 1, 2017, all OPKO and BioReference employees are covered under the OPKO 401(k) Plan described above.
Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long-term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. Prior to January 1, 2018, this limitation on deductibility did not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders, paid to our Named Executive Officers. Historically, we intended for equity grants under our 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan to qualify for the “performance-based” exceptions from the Section 162(m) limitations. Our policy during 2017 was generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Code whenever practical to do so, while reserving the ability to approve compensation that may not be deductible, including if we determine that the compensation is in our best interests as well as the best interests of our stockholders.
Following the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, the “qualifying performance-based” compensation exception described in this paragraph was repealed with respect to performance-based compensation payable following November 2, 2017 unless it is payable pursuant to an award outstanding on that date (and generally unmodified) or a binding written agreement in effect on that date, which is referred to as the grandfathering exception. For 2018 and beyond, we generally expect that compensation paid to our named executive officers in excess of $1 million will not be deductible, subject to the grandfathering exception for performance-based awards described in the preceding sentence. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption pursuant to the exception described above from Section 162(m) in fact will satisfy such requirements. In addition, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with our business needs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.
Compensation Committee
Richard A. Lerner, M.D., Chairman
Robert S. Fishel, M.D.
Richard M. Krasno, Ph.D.

The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table for 2016-2018
The following table sets forth information regarding compensation earned in or with respect to fiscal years 2018, 2017, and 2016 by:
•    Our Chief Executive Officer during fiscal 2018;
•    Our Principal Financial Officer during fiscal 2018; and

•
Our only two executive officers (other than individuals serving as our Chief Executive Officer or our Principal Financial Officer) who were serving as executive officers at the end of the last completed fiscal year.

We refer to these officers collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Award(s) ($)(1)	All Other Compensation ($)(2)	Total ($)
Phillip Frost, M.D.	2018	960,000	—	1,065,000	11,000	2,036,000
Chief Executive Officer	2017	960,000	—	—	10,800	970,800
	2016	960,000	—	2,090,000	10,600	3,060,600

Jane H. Hsiao, Ph.D.	2018	900,000	—	1,065,000	11,000	1,976,000
Chief Technical Officer	2017	900,000	—	—	15,800	915,800
	2016	900,000	—	1,881,000	70,600	2,851,600

Steven D. Rubin	2018	810,000	—	639,000	11,000	1,460,000
Executive Vice President-	2017	810,000	—	—	10,800	820,800
Administration	2016	810,000	—	1,881,000	10,600	2,701,600

Adam Logal	2018	600,000	—	639,000	11,000	1,250,000
Senior Vice President	2017	600,000	—	—	10,800	610,800
and Chief Financial Officer	2016	600,000	—	1,045,000	10,600	1,655,600
____________

(1)
Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 9 of the Company’s audited financial statements for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2019.

(2)
Includes (i) $60,000 in 2016 and $5,000 in 2017 paid to Dr. Hsiao related to an agreement pursuant to which the Company has the right to utilize laboratory space in Taiwan; and (ii) contributions made by the Company under its 401(k) Plan during fiscal 2016 in the amount of $10,600, during fiscal 2017 in the amount of $10,800, and during fiscal 2018 in the amount of $11,000 for each of Drs. Frost and Hsiao, and Messrs. Rubin and Logal.

Grants of Plan-Based Awards
The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2018. The exercise price per share of each option granted to our Named Executive Officers during 2018 was equal to the fair market value of our common stock, as determined by our Compensation Committee on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Phillip Frost, M.D.	6/21/2018	500,000	4.46	2.13
Jane H. Hsiao, Ph.D.	6/21/2018	500,000	4.46	2.13
Steven D. Rubin	6/21/2018	300,000	4.46	2.13
Adam Logal	6/21/2018	300,000	4.46	2.13
____________

(1)	Options vest in four equal annual tranches, commencing on June 21, 2019, and expiring on June 20, 2028.

(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End for 2018
The following table sets forth information with respect to equity awards outstanding as of December 31, 2018.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Phillip Frost, M.D.	250,000	(1)(2)	—		7.61	3/17/20
	300,000	(3)(4)	—		8.37	4/13/24
	500,000	(5)	—		14.42	3/17/25
	375,000	(6)	125,000	(6)	10.41	3/31/26
	—		500,000	(7)	4.46	6/20/28

Jane H. Hsiao, Ph.D.	112,500	(1)(8)	—		7.61	3/17/20
	262,500	(3)(9)	—		8.37	4/13/24
	450,000	(5)	—		14.42	3/17/25
	337,500	(6)	112,500	(6)	10.41	3/31/26
	—		500,000	(7)	4.46	6/20/28

Steven D. Rubin	450,000	(1)	—		7.61	3/17/20
	308,481	(10)(11)	—		4.77	2/4/23
	24,877	(10)(12)	—		5.50	8/4/21
	350,000	(3)	—		8.37	4/13/24
	450,000	(5)	225,000		14.42	3/17/25
	337,500	(6)	112,500	(6)	10.41	3/31/26
	—		300,000	(7)	4.46	6/20/28

Adam Logal	125,000	(13)	—		4.62	7/11/19
	125,000	(1)	—		7.61	3/17/20
	250,000	(3)	—		8.37	4/13/24
	250,000	(5)	—		14.42	3/17/25
	187,500	(6)	62,500	(6)	10.41	3/31/26
	—		300,000	(7)	4.46	6/20/28
____________________

(1)	Options were issued on March 18, 2013 and vested in four equal annual tranches beginning on March 18, 2014.

(2)	Original option grant was for 500,000 shares. Dr. Frost exercised options for 250,000 shares on August 7, 2015.

(3)	Options were issued on April 14, 2014 and vested in four equal annual tranches beginning on April 14, 2015.

(4)	Original option grant was for 400,000 shares. Dr. Frost exercised options for 100,000 shares on August 7, 2015.

(5)	Options were issued on March 18, 2015 and vested in four equal annual tranches beginning on March 18, 2016.

(6)	Options were issued on April 1, 2016 and vest in four equal annual tranches beginning April 1, 2017.

(7)	Options were issued on June 21, 2018 and vest in four equal annual tranches beginning June 21, 2019.

(8)	Original option grant was for 450,000 shares. Dr. Hsiao exercised options for 112,500 shares on August 1, 2014, 112,500 shares on August 7, 2015, and 112,500 shares on January 4, 2017.

(9)	Original option grant was for 350,000 shares. Dr. Hsiao exercised options for 87,500 shares on August 7, 2015.

(10)
On August 29, 2013, PROLOR Biotech, Inc. (formerly Modigene Inc.) (“PROLOR”) became a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger, dated April 23, 2013, by and among the Company, PROLOR and POM Acquisition, Inc., a wholly owned subsidiary of the Company (the “Merger Agreement”). As a result, the holders of PROLOR securities became holders of the Company’s securities. The exchange ratio pursuant to the Merger Agreement was 0.9951.

(11)	These options vested on August 29, 2013.

(12)	These options vested on August 4, 2012.

(13)	Options were issued on July 12, 2012 and vested in four equal annual tranches beginning July 12, 2013.
Option Exercises and Stock Vested
The following table summarizes for each Named Executive Officer the number of shares the Named Executive Officer acquired on the exercise of stock options in fiscal 2018.

Option Awards
Name	Number of Shares Acquired On Exercise (#)		Value Realized On Exercise ($)
Phillip Frost, M.D.	—		$—

Jane H. Hsiao, Ph.D.	—		—

Steven D. Rubin	—		—

Adam Logal	11,054	*	62,250

*
Mr. Logal received 75,000 shares of common stock upon exercise of an option, of which 63,946 shares were withheld by the Company for payment of the exercise price and tax liability in connection with the exercise of the stock option.

Fiscal Year-End Equity Compensation Plan Information
The following table sets forth aggregated information concerning our equity compensation plans outstanding at December 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	33,031,298	$9.31	26,668,368
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	33,031,298	$9.31	26,668,368
Pension Benefits
None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan
None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements
We have not entered into employment agreements with any of our executive officers. None of our Named Executive Officers are entitled to severance or change of control benefits; provided, however, that both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for accelerated vesting of all awards under the plan upon a Change in Control, as defined below. Pursuant to both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, a “Change in Control” means the occurrence of any of the following events:
(a)any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;
(b)during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(c)the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(d)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
If we had experienced a Change in Control on December 31, 2018, the value of the acceleration of stock options held by each of Drs. Frost and Hsiao and Messrs. Rubin and Logal would be approximately $1.8 million, $1.7 million, $1.3 million, and $1.0 million, respectively.
Compensation Policies and Practices as Related to Risk Management
The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Pay Ratio Disclosure
Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach worldwide, whether it be an executive level position or hourly job at a foreign facility. As such, we benchmark by position from time to time and adjust compensation to match the applicable market. By doing so, we believe we maintain a high-quality, more stable workforce.
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. For the year ended December 31, 2018:

•	the median of the annual total compensation of all employees of our Company except our principal executive officer was reasonably estimated to be $38,661.27;

•	the annual total compensation of our chief executive officer was $2,036,000; and

•	based on this information, the ratio of the annual total compensation is estimated to be 53:1.
As permitted by the SEC rules, the median employee utilized in 2018 is the same employee identified in 2017 because there has been no change in the employee compensation arrangement that the Company reasonably believes would result in a significant change to the 2018 pay ratio disclosure.
We identified our median employee using a multistep process in accordance with the SEC rules. We first examined the annual cash compensation paid to each of our employees during 2017, excluding our chief executive officer, which we gathered from our payroll data. This population consisted of all of our full-time, part-time and temporary employees who were employed by us on December 31, 2017. We believe the use of annual cash compensation consisting of base pay and wages paid for all employees is a consistently applied compensation measure because this measure reasonably represents the principal form of compensation delivered to all of our employees and because we do not widely distribute annual equity awards or pay bonuses to our employees. Next, we excluded approximately 135 employees in Chile and approximately 132 employees in Mexico, which represents less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules. The total numbers of U.S. employees and non-U.S. employees were 5,345 and 797, respectively, before taking into account such exclusions and for purposes of calculating such exclusions. After taking into account the de minimis exemption, 5,345 employees in the U.S. and 530 employees located outside of the U.S. were considered for identifying the median employee. We also annualized the total cash compensation paid to those employees who commenced work with us during 2018, but did not work for us the entire calendar year. For purposes of this disclosure, compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2017. Using this compensation measure, we were able to identify our median employee: an hourly-paid, U.S. based phlebotomist from BioReference. Once we identified our median employee, we then calculated the annual total compensation for such employee in accordance with the requirements of Item 402(c) of Regulation S-K. With respect to the annual total compensation of our chief executive officer, we used the amount reported in the “Total Compensation” column reported in the Summary Compensation Table included in this Proxy Statement.
Due to the use of estimates, assumptions, adjustments and statistical sampling permitted by Item 402(u), pay ratio disclosures may involve a degree of imprecision. Accordingly, our pay ratio is merely a reasonable estimate calculated in a manner consistent with Item 402(u) and may not be comparable to the pay ratio disclosures of other companies.

PROPOSAL TWO:
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
The Board has adopted and declared advisable, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 750 million shares to 1 billion shares.
The additional common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as the dilutive impact to existing holders of common stock and their voting rights. The common stock has no preemptive rights. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of Delaware.
If the amendment to the Company’s Certificate of Incorporation is approved, the increased number of authorized shares of common stock will be available for issuance, from time to time, for such purposes and consideration, and on such terms, as the Board may approve and no further vote of the stockholders of the Company will be sought, although certain issuances of shares may require stockholder approval in accordance with the requirements of the NASDAQ or the DGCL. Management believes that the limited number of currently authorized but unissued and unreserved shares of common stock may restrict the Company’s ability to respond to business needs and opportunities. The availability of additional shares of common stock for issuance will afford the Company flexibility in the future by assuring that there will be sufficient authorized but unissued shares of common stock for possible acquisitions, financing requirements, future awards under the 2016 Equity Incentive Plan, stock splits and other corporate purposes. The Company has no definitive plans for the use of the common stock for which authorization is sought.
The existence of additional authorized shares of common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. The Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company’s management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the Company.
In addition to the 616,123,798 shares of common stock issued and outstanding (including treasury shares) at the record date, the Board has reserved an aggregate of 128,653,992 additional shares for future issuance, consisting of the following: (a) 32,920,971 shares reserved for issuance upon the exercise of outstanding options granted under stock option agreements entered into by the Company with its employees and its subsidiaries; (b) 26,753,818 shares reserved for future issuance of awards under the 2016 Equity Incentive Plan; (c) 517,829 shares reserved for issuance upon conversion of the Company’s outstanding 2033 convertible senior notes issued in January 2013; (d) 11,643,194 shares reserved for issuance upon conversion of the Company’s outstanding 2023 convertible senior notes issued on February 27, 2018; and (e) 56,818,180 shares reserved for issuance upon conversion of the Company’s outstanding 2025 convertible senior notes issued in February 2019.
As a result, the Company currently has only 5,222,210 authorized but unissued shares of common stock (including treasury shares), which are unreserved and available for future issuance.
OUR BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)
Background of the Proposal
The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.
We currently hold our Say on Pay vote every year. Stockholders will have an opportunity to cast a non-binding advisory vote on the frequency of Say on Pay votes every six years. The next advisory vote on the frequency of the Say on Pay vote will occur no later than the 2024 annual meeting of stockholders.
Say on Pay Proposal
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to (i) attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) be competitive in the marketplace; (iii) tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) be cost-effective. The three primary elements of compensation used to support the above goals are base salary, discretionary annual bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company. The Board believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.
The Say on Pay proposal is set forth in the following resolution:
“RESOLVED, that the compensation paid to OPKO Health, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
OUR BOARD RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL FOUR:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2019 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2019, and recommends that stockholders vote in favor of the ratification of such appointment. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
The following table presents fees for professional audit services provided by Ernst & Young for the audits of our annual financial statements and internal control over financial reporting for fiscal 2018 and 2017:

	FY 2018	FY2017
Audit Fees	$3,106,453	$2,877,401
Audit-Related Fees	180,000	225,000
Tax Fees	31,250	—
All Other Fees	2,000	2,790
Total	$3,319,703	$3,105,191

Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required domestically and internationally, assistance with and review of documents filed with the SEC and consents and other services normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees principally include fees incurred for due diligence in connection with potential transactions and accounting consultations.
Tax Fees amounts in 2018 include fees for services rendered for tax compliance and tax advice. There were no tax related fees incurred in 2017.
All Other Fees principally includes fees for a license to access online accounting research tools and do not constitute Audit Fees, Audit-Related Fees, or Tax Fees.
Audit Committee Policy for Pre-approval of Independent Auditor Services
The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent auditors, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2018 and 2017 were approved by the Audit Committee consistent with the policy described above.

Ratification by Stockholders of the Appointment of Independent Auditor
The ratification of the appointment of Ernst & Young will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal.
OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT
The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or incorporated by reference in any other filing by us under the Securities Act of 1933 or Securities Exchange Act of 1934.
The members of the Audit Committee of the Board are Messrs. Pfenniger and Paganelli and Dr. Krasno. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter adopted by the Board, which is available on the Company’s website at www.opko.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under that standard.
Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.
The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent auditor are either specifically approved or pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent auditor.
In conjunction with its activities during fiscal year 2018, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with management and the Company’s independent registered public accounting firm with and without management present. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended that the fiscal 2018 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2018.
Audit Committee
Richard C. Pfenniger, Jr., Chairman
Richard M. Krasno, Ph.D.
John A. Paganelli

OTHER INFORMATION
Deadlines for Stockholder Proposals and Nominations for the 2020 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at the next annual meeting by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2020 Annual Meeting must be received no later than December 28, 2019 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2020 Annual Meeting between March 22, 2020 and April 21, 2020.
If a stockholder notifies us of an intent to present a proposal at the 2020 Annual Meeting at any time after April 21, 2020 (and for any reason the proposal is voted on at that meeting), it will be considered untimely and our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.
Expenses of Solicitation
The Company is making this solicitation and will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.
Other Business
As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials and Notice. A single proxy statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2019 proxy statement and 2018 annual report, or of the Notice, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2019 proxy statement and 2018 annual report would like to receive a single copy of these documents, or of the Notice, in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100. Upon written or oral request of a stockholder at a shared address to which a single copy of the 2019 proxy statement and 2018 annual report or Notice was delivered, we will deliver promptly separate copies of these documents.

OPKO HEALTH, INC.
ATTN: KATE INMAN
4400 BISCAYNE BLVD.
MIAMI, FL 33137

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OPK2019.** Please note that you will not be able to vote or revoke your proxy via the listen-only conference call to take place simultaneously with the live webcast of the Annual Meeting.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. Please note that you will not be able to vote or revoke your proxy via the listen-only conference call to take place simultaneously with the live webcast of the Annual Meeting.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E72884-P21847

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPKO HEALTH, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION, "FOR" THE SAY ON PAY PROPOSAL, AND "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of nine directors.

NOMINEES

01) Phillip Frost, M.D.
02) Jane H. Hsiao, Ph.D., MBA
03) Steven D. Rubin
04) Robert S. Fishel, M.D.
05) Richard M. Krasno, Ph.D.
06) Richard A. Lerner, M.D.
07) John A. Paganelli
08) Richard C. Pfenniger, Jr.
09) Alice Lin-Tsing Yu, M.D., Ph.D.

5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "FOR" PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method. ▢

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each stockholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E72885-P21847

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2019

The undersigned hereby appoints Steven D. Rubin and Adam Logal, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. ("OPKO" or the "Company") to be held via a live webcast over the Internet at www.virtualshareholdermeeting.com/OPK2019, and a listen-only conference call by dialing in to 1-877-328-2502 (Toll Free) and 1-412-317-5419 (International) on June 20, 2019, beginning at 10:00 a.m., Eastern Time, and at any adjournments thereof, and to vote via the live webcast (but not via the listen-only conference call) all shares of common stock of the Company held of record by the undersigned at the close of business on April 22, 2019, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS INSTRUCTED

Address Changes: ____

____

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)